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                                 April 6, 1994

                               IMPORTANT REMINDER

                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                 APRIL 20, 1994

To: All Shareholders

     Proxy material was mailed to you on March 18, 1994, for Sonoco Products Company's Annual Shareholders' Meeting to be held April 20, 1994.

     As a shareholder of Sonoco, you are requested to consider and vote on some important proposals at this meeting. The Board of Directors of your Company believes these proposals are in the best interests of all Sonoco shareholders and recommends that you vote for their adoption.

     As of this morning our records indicate that we have not received your voting instructions. Possibly you are planning to attend the meeting and vote in person. However, if you cannot attend, enclosed is another proxy card which we will appreciate your completing, signing and returning to us in the enclosed postage-paid envelope. Your vote is important to us. Should you later determine that you can attend, you can revoke your proxy as described below.*

     If you have returned your proxy card within the past couple of days, it probably crossed in the mail with this letter, and we thank you.

                                          Sonoco Products Company
                                          Shareholder Relations
Enclosure

* Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted. The proxy can be revoked by giving notice of revocation at the Annual Meeting, or by delivery to the Secretary of the Company, Post Office Box 160, One North Second Street, Hartsville, South Carolina, 29551-0160, of an instrument which by its terms revokes the proxy, or by delivery to the Secretary of a duly executed proxy bearing a later date. Any shareholder who desires to do so can attend the meeting and vote in person in which case the proxy will not be used.